Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

Antiaging Quantum Living Inc.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Antiaging Quantum Living Inc..

SECOND: The date of filing of the Certificate of Incorporation with the Department of State is December 29, 2014.

THIRD: The Certificate of Incorporation is hereby amended to effect the following change:

To increase the shares of stock the corporation has authority to issue in paragraph Fourth of the Certificate of Incorporation from 30,000,000 shares at par value $0.001 to 6,000,000,000 shares at par value $0.00001 that the corporation has authority to issue all 6,000,000,000 shares are issued, as a result there are no unissued shares. These shares will be categorized into 1,200,000,000 Class A shares, 1,200,000,000 Class B shares, 1,200,000,000 Class C shares, 1,200,000,000 Class D shares, and 1,200,000,000 Class E shares. The ratio of change of the issued 30,000,000 shares par value $0.001 into the 6,000,000,000 shares par value $0.00001 will be on a 1 to 200 share basis.

As a result of this amendment paragraph Fourth of the Certificate of Incorporation will now read as follows:

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is 6,000,000,000 shares at par value $0.00001. These shares are categorized into 1,200,000,000 Class A shares, 1,200,000,000 Class B shares, 1,200,000,000 Class C shares, 1,200,000,000 Class D shares, and 1,200,000,000 Class E shares.

FOURTH: The certificate of amendment was authorized by the vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

X:
Barry Wan, Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

Antiaging Quantum Living Inc.

Under Section 805 of the Business Corporation Law

Filed by:

Barry Wan

133-27 39th Ave, Ths #PH2A

Flushing

NY 11354, New York